Freeport-McMoRan Copper & Gold Inc. Announces Review of Near-term Mine Sequencing

NEW ORLEANS, LA, December 18, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today it is currently reviewing its near-term mine sequencing at PT Freeport Indonesia’s (PT-FI) Grasberg open pit operations in Papua, Indonesia following the October 9, 2003 slippage event.  As previously reported, Indonesia’s Department of Energy and Mineral Resources approved the return to normal operations at the Grasberg open pit mine in early December following the completion of PT-FI’s recovery and clean-up efforts.  On December 12, 2003, a debris flow involving a relatively small amount of loose material, estimated to be approximately 150,000 tonnes, occurred in the same section of the Grasberg open pit as the October 9 slippage event.  There were no injuries and only minor property damage resulting from this incident; however, the event temporarily interrupted access to the higher grade ore areas of the mine.

PT-FI has concluded that near-term mine sequencing operations will be directed to enhancing stability in the pit wall of the Grasberg mine by accelerating removal of waste material from the south wall where the material slippage occurred to ensure the restoration of safe access to the higher grade areas.  As previously reported, clean-up activities in the high-grade areas following the October 9 event have been completed and ore previously forecast to be mined in 2004 is currently available for mining.  Once safe access to these areas is assured, normal mining operations will commence immediately.  These mine sequencing changes do not affect long-term mine plans or recoverable ore reserves.

In the near-term, PT-FI will be mining waste and low-grade material in its Grasberg open pit.  These operations will result in the deferral of certain metal sales from 2004 to 2005, the extent of which will be determined by the progress of the pit wall stabilization activities.  PT-FI’s previous mine plan for 2004 included sales of 1.4 billion pounds of copper and 2.2 million ounces of gold, with approximately 64% of copper sales and 70% of gold sales previously estimated to be produced in the second half of the year.

Richard C. Adkerson, President and Chief Executive Officer, said, “Our first priority is to provide for the complete safety of our work force.  After a relatively small volume of rock debris from the slippage flowed in the Grasberg mine on December 12, we evaluated the situation and reached a decision to forego mining of our higher grade ore temporarily and to direct our mining operations to the removal of waste material until we are satisfied that continuous safe access to our high-grade areas is assured.  Our ore sites included in our previous 2004 plan are immediately available for mining once safe access is assured.  As we evaluate our stabilization activities during the first quarter of 2004, we will be able to provide additional information on estimated sales volumes for 2004 and future periods.”

PT-FI has revised its metals sales estimates for the fourth quarter of 2003 following the December 12 event.  PT-FI currently expects its share of fourth quarter 2003 sales to approximate 165 million pounds of copper and 260,000 ounces of gold, approximately 35 million pounds below previous fourth quarter copper estimates and approximately 10,000 ounces above previous fourth quarter gold estimates.  2003 adjusted annual sales are estimated to approximate 1.3 billion pounds of copper and 2.46 million ounces of gold.

PT-FI’s underground operations, currently producing at rates above 40,000 tonnes per day are not affected by these mine plan changes.

As a result of these events, PT-FI is notifying its copper concentrate customers of a declaration of force majeure pursuant to the terms and conditions of its concentrate sales agreements.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information on FCX is available on our Internet website www.fcx.com.

Cautionary Statement:  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding anticipated sales volumes, projected unit production costs, projected capital expenditures, projected operating cash flows, projected debt and cash levels, the impact of copper and gold price changes, and the impact of the recent slippage in the Grasberg open pit on operations.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.